UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2011 (November 4, 2011)

Valeant Pharmaceuticals International, Inc.
(Exact name of registrant as specified in its charter)

Canada	001-14956	98-0448205
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

7150 Mississauga Road Mississauga, Ontario Canada	L5N 8M5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (905) 286-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Valeant Pharmaceuticals International, Inc. (the “Company”) has appointed Mr. Howard Schiller as Executive Vice President and Chief Financial Officer, effective December 1, 2011.  Mr. Schiller will replace Mr. Philip Loberg, who has been serving as the Company’s Interim Chief Financial Officer and who will remain with the Company in a different role.

Mr. Schiller, age 49, joins the Company following a twenty-four year career at Goldman Sachs. Mr. Schiller was the chief operating officer for the Investment Banking Division responsible for the management and strategy of the business.  Prior to 2009, he was responsible for the global healthcare, consumer products, retail, industrial and natural resource businesses in the Investment Banking Division. During 2001 and 2002, Mr. Schiller was responsible for the global mergers and acquisitions business. From 1996 through 2001 Mr. Schiller was in the Goldman Sachs London office: first, he was responsible for the healthcare and chemical industry group and then he became chief operating officer of the investment banking business for Europe, the Middle East, and Africa. During his twenty-four years at Goldman Sachs, Mr. Schiller advised large multinational companies on strategic transactions, financings, restructurings, and leveraged buyouts.

Schiller Employment Letter

On November 10, 2011, the Company entered into an employment letter with Mr. Schiller.  The employment letter provides for Mr. Schiller to commence employment on December 1, 2011 and provides for a base salary of $1,000,000, a target annual incentive opportunity of 60% of base salary, and a maximum annual incentive opportunity of 120% of base salary.

The employment letter also provides for the grant of (i) a stock option to acquire 200,000 shares of Company common stock vesting ratably over a period of four years subject to Mr. Schiller’s continued employment with the Company through the applicable vesting date, and (ii) 90,000 performance share units vesting on the dates that are on the three year anniversary of the grant date, and three months prior and three months following such anniversary, provided that certain total shareholder return hurdles are satisfied (and subject to earlier vesting in the event that the Company’s stock price exceeds certain specified thresholds) and Mr. Schiller remains employed with the Company through the applicable vesting date.  Each of the equity awards is subject to accelerated vesting, or an earlier assessment of the achievement of applicable performance targets, in the event of Mr. Schiller’s termination of employment under certain circumstances or in the event of a change in control of the Company.  Mr. Schiller is required to purchase shares of Company common stock with an aggregate purchase price of not less than $3,200,000 prior to December 1, 2012.  In connection with such share ownership, he will be eligible to receive one matching share unit for each share that he purchases, up to an aggregate purchase date share value of $5,000,000.  The matching share units are subject to a three year vesting schedule and unvested units are forfeited if the purchased shares are sold.  In addition, Mr. Schiller is required to comply with any future share ownership requirements adopted by the Company.

In the event of the termination of Mr. Schiller’s employment by the Company without cause or by Mr. Schiller for good reason (which includes a diminution in responsibility, compensation reduction, the Company’s material breach of a material provision of the letter agreement, or relocation in excess of 50 miles), Mr. Schiller is entitled to a cash severance payment equal to two times the sum of his base salary plus his target annual bonus (or, in the event of a termination without cause or for good reason within twelve months following a change in control of the Company, three times the sum of his base salary and target annual bonus), a pro-rata annual bonus based on the lesser of actual performance of the Company and target, continued health and welfare benefits for 12 months, and outplacement services up to $20,000.  Mr. Schiller is subject to a covenant not to solicit employees during his employment and for a period of twelve months thereafter.

The foregoing description of the employment letter is qualified in its entirety by reference to the employment letter.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibit.

99.1 Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.,

by:
/s/ J. Michael Pearson
Name: J. Michael Pearson
Title: Chief Executive Officer

Date: November 10, 2011